Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE VICE CHAIRMAN BRIAN DOWD TO RETIRE FROM FULL-TIME EMPLOYMENT,

JOIN OFFICE OF THE CHAIRMAN TO FOCUS ON UNDERWRITING, REINSURANCE,

RUN-OFF OPERATIONS AND STRATEGIC INITIATIVES

ZURICH – June 2, 2011 – ACE Limited (NYSE:ACE) announced today that Brian Dowd, Vice Chairman, ACE Limited, and Chairman, Insurance – North America, will retire from full-time service, effective July 1, 2011. Mr. Dowd will continue to serve ACE in a part-time capacity as a member of the Office of the Chairman, reporting to Evan Greenberg, Chairman and Chief Executive Officer. He will focus on underwriting-related matters including oversight of the ACE Group’s product boards, the general underwriting disciplines of the company’s profit centers, outward reinsurance placements and run-off operations, as well as special strategic projects.

“On behalf of all my colleagues and our Board of Directors, I want to extend our deepest gratitude to Brian Dowd,” said Mr. Greenberg. “In his 15 years with ACE, Brian has made a tremendous contribution to our company, helping to transform ACE from a small Bermuda-based specialty writer to a top 10 global multi-line insurer. Brian’s leadership, underwriting wisdom and exemplary character have all added to a tremendous legacy here at ACE.

“A great friend and colleague whom I have relied on closely over the years, Brian expressed a desire some time ago to pursue other interests and focus on his family. Over an extended period of time, we thoughtfully and carefully planned this transition. I am delighted that the company and I will continue to benefit from his counsel as a member of the Office of the Chairman.”

Celebrating 25 years of insuring progress, the ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE: ACE), a component of the S&P 500 stock index, the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries and customers in more than 170 countries. Additional information can be found at: www.acegroup.com.

# # #

Page 2/2